Exhibit (a)(5)

To: [Name of CVR holder]

Account Code	[CVR holder’s Account Code]

You are receiving this email because you are eligible to tender your contingent value rights in exchange for newly issued shares of Illumina, Inc. common stock, par value $0.01 per share (NASDAQ: ILMN), or cash. To review related documentation and complete the submission related to the Illumina, Inc. exchange offer, please visit the following website: www.illuminaexchangeoffer.com.

You will need to enter the Account Code listed above in order to log in to your account. A Control Code (password) will be sent separately.

If you have questions or to request that the documentation available at the website above be sent to you by email or physical mail, please contact Georgeson at (866) 767-8867.

To: [Name of CVR holder]

Control Code:	[CVR holder’s Control Code]

You are receiving this email because you are eligible to tender your contingent value rights in exchange for newly issued shares of Illumina, Inc. common stock, par value $0.01 per share (NASDAQ: ILMN), or cash. To review related documentation and complete the submission related to the Illumina, Inc. exchange offer, please visit the following website: www.illuminaexchangeoffer.com.

You should have already received your Account Code, and you should use that in conjunction with the Control Code (password) above to access your account and complete your submission.

If you have questions or to request that the documentation available at the website above be sent to you by email or physical mail, please contact Georgeson at (866) 767-8867.